Exhibit 10

MULTI-SITE SALE LEASEBACK
FINANCING AGREEMENT
FOR

Champps Operating Corporation
(the“Agreement”)

        This Agreement entered into this _____ day of ___________, 2004, by and between Champps Operating Corporation (the “Lessee”) and AEI Fund Management, Inc. or its assigns (“AEI”).

WITNESSETH THAT:

        Whereas, Lessee, or its affiliates (those parties or entities in which 10% or more of the capital stock is owned by Lessee) or controlling persons or entities (those persons or entities owning 10% or more of Lessee’s capital stock), (collectively, also known as “Lessee”) intends to develop certain parcels of real estate for use as Champps restaurants and desires to have AEI provide financing for the development and purchase by AEI of such parcels and the improvements thereon (collectively, the “Parcels”, and individually a “Parcel”), and simultaneously lease such Parcels back to Lessee under long-term net lease agreements; and

        Whereas, AEI desires to purchase such Parcels and to lease such Parcels back to Lessee, under terms and conditions hereinafter provided; and

        NOW, THEREFORE, for Ten Dollars ($10.00) paid by Lessee to AEI, and other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed by and between the parties that:

ARTICLE I.    Scope of Agreement.

        1.1     AEI agrees to provide development and/or sale/leaseback financing to Lessee for up to Fifty Million Dollars ($50,000,000) within the next twenty-four (24) months, such financing, however, being subject to AEI’s then current standard credit, site, and other due diligence review and approval standards and procedures. Within the next twenty-four (24)

months, Lessee hereby agrees to offer to AEI, Parcels for purchase by AEI and lease to Lessee. Each subsequent transaction shall be on the same terms and conditions as agreed to by the parties for the first transaction between AEI and Lessee under this Agreement, except as to the purchase price for any given Parcel, which amount may differ; and such other facts and circumstances as shall be reflected in the documents particular to a specific Parcel, including matters of local law. Lessee shall be obligated to provide Parcels to AEI only to the extent Lessee develops such Parcels and finances them with development or sale/leaseback financing, excluding build-to-suit Parcels developed for Lessee by independent real estate developers, groundlease Parcels, any Parcel financed with mortgage financing, and any Parcel for which Lessee finances with use of its own funds.

        1.2     Lessee shall give notice to AEI of the availability of a Parcel not less than sixty (60) days prior to the date Lessee desires to either sell such Parcel and lease it back from AEI under a purchase transaction if the Parcel is already developed or such date as Lessee desires AEI to commit to provide development financing (“the availability of a Parcel”). Such notice shall include:

(a)	the estimated purchase price and development budget for such Parcel and the improvements thereon;

(b)	a site development plan;

(c)	a copy of the purchase agreement for the land, including the purchase date of the land and the cost to acquire the land by Lessee;

(d)	the anticipated opening date of the restaurant to be developed on the Parcel;

(e)	demographic and site analysis reports, including traffic counts;

(f)	color photographs of the Parcel and surrounding properties;

(g)	a sales and profit/loss proforma for the proposed restaurant;

(h)

a complete set of audited financial statements of the Lessee and all guarantors for the most recent fiscal year and the most recent quarterly financial statements filed with the Securities and Exchange Commission prior to the execution of a development or purchase commitment; and

(i)	a list and location map of competing restaurants within three miles of the Parcel, including the estimated sales from those restaurants, if available.

        1.3     AEI reserves the right to perform site inspection of each Parcel prior to issuing a development or purchase commitment. Lessee shall reimburse AEI for its cost of performing a a site inspection, as a nonrefundable fee in the amount of two thousand dollars ($2,000), within five (5) days of receipt of an invoice from AEI for said costs. Lessee at its election may receive reimbursement of this fee as a Project Development cost to be reimbursed upon the final disbursement of the Development Financing Proceeds by AEI, or upon AEI’s acquisition of the Parcel should AEI purchase the Parcel but not provide Development Financing.

        1.4     AEI shall have fifteen (15) business days from receipt of notice of availability of a Parcel, and receipt of those items specified in Article 1.2 hereof, to approve or reject for acquisition each Parcel submitted. If AEI rejects a Parcel, AEI shall advise Lessee of such decision in writing. If AEI approves a Parcel, AEI shall issue a purchase commitment for existing Parcels or a development financing commitment for Parcels to-be built containing the terms upon which AEI will purchase the specific Parcel (including but not limited to the terms of Article II hereof).

a.    If AEI issues a purchase commitment for an existing Parcel (on which a Champps restaurant is already operating), the purchase commitment shall contain the terms upon which AEI will purchase the specific Parcel (including but not limited to the terms of Article 2 hereof), which Lessee shall execute and return to AEI within five (5) business days. Lessee shall, upon returning such purchase commitment, remit a commitment fee payable to AEI in an amount equal to one –half percent (0.5%) of the amount that AEI will be expected to pay for the purchase of the Parcel. Lessee, at AEI’s election, may receive reimbursement of this fee as a Project Development Cost to be so reimbursed upon AEI’s acquisition of the Parcel, if AEI shall purchase the Parcel. If AEI shall terminate the purchase commitment and decline to purchase the Parcel pursuant to its rights under the purchase commitment to do so, AEI shall apply the commitment fee to AEI’s costs and expenses incurred in pursuit of the Parcel and return any unapplied portion of the commitment fee to Lessee.

b.    If AEI issues a development and lease financing commitment, it shall contain the terms upon which AEI will purchase the specific Parcel and provide development financing (including but not limited to the terms of Article 2 hereof), which commitment Lessee shall then execute and return to AEI within five (5)

business days. Lessee shall, upon returning such development financing and leasing commitment, remit a commitment fee payable to AEI in an amount equal to one percent (1.0%) of the estimated amount which AEI will be expected to pay for the purchase of the Parcel plus any anticipated improvements thereon to be financed by AEI. Lessee, at AEI’s election, may receive reimbursement of this fee as a Project Development Cost to be so reimbursed upon AEI’s final disbursement of development financing proceeds. If AEI shall terminate the purchase commitment and decline to purchase the Parcel pursuant to its rights under the development financing commitment to do so, AEI shall apply the commitment fee paid prior thereto to AEI’s costs and expenses incurred in pursuit of the Parcel and return any unapplied portion of the commitment fee to Lessee.

        1.5     If AEI does not elect to issue a purchase, or development financing commitment for any Parcel for which it receives proper notice hereunder, Lessee shall be released from all further obligations hereunder only with respect to such single Parcel and AEI shall promptly return any fees for such Parcel which may have been paid by Lessee, exclusive of the site inspection fee.

ARTICLE II.     Purchase Price and Terms of Purchase

        2.1     The purchase price for each Parcel shall be equal to the total of the actual development costs of the Parcel, to include those costs described on Exhibit “A” attached hereto and approved by AEI, not to exceed the MAI appraised value as approved by AEI (the “Purchase Price”). Funding for the attached personal property may be included up to 9% of the Purchase Price before consideration of the costs of such personal property. Such personal property shall be deemed fixtures to the real property and shall be the property of AEI. Title to the personal property shall be passed with specificity by warranty bill of sale from Lessee to AEI upon the funding for such personal property.

        2.2     Each lease shall be an absolute triple net lease with AEI assuming no obligation for any property operating costs, including but not limited to: taxes, maintenance, repair, remodel or insurance costs.

        2.3     The initial rental rate, of not less than eight (8.0%) percent for each Parcel, will be calculated at the date of AEI’s commitment, site-by- site, by adding four (4.0%) percent to the ten (10) year treasury rate (e.g. if the 10 year treasury rate is 4%, then the initial rental rate would equal 8%). The maximum initial rental rate will be nine and one half (9.5%) percent for each Parcel. Beginning in the sixth (6th) lease year, and every fifth lease year thereafter (e.g. the eleventh, sixteenth, and so forth), such rent would increase by an amount equal to five (5.0%) percent of the prior period’s scheduled annual rent.

        2.4     The term of the lease shall be fifteen (15) years with four (4) five (5) year options to renew.

        2.5     Upon request, AEI will consider providing Lessee with:

a.    Development Financing, subject to AEI’s credit, site, and other due diligence review and approval requirements and procedures, up to the amount of the Purchase Price. Such development financing will be at a cost charged to Lessee of not less than six (6.0%) percent for each Parcel, will be calculated at the date of AEI’s commitment, site-by- site, by adding two (2.0%) percent to the ten (10) year treasury rate (e.g. if the 10 year treasury rate is 4%, then the rate would equal 6%) for the Parcel commencing from the date of the first funding disbursement by AEI. Upon approval by AEI to provide development financing, Lessee shall, upon returning the signed development financing commitment to AEI, remit the commitmentfee to AEI pursuant to paragraph 1.4 herein.

b.    Sale/leaseback financing, subject to AEI’s credit, site, and other due diligence review and approval requirements and procedures, up to the amount of the Purchase Price. Upon approval by AEI to provide sale-leaseback financing, Lessee shall, upon returning the signed purchase commitment to AEI, remit a non-refundable commitmentfee to AEI pursuant to paragraph 1.4 herein.

        2.6      The lease will be guaranteed by Champps Entertainment, Inc., a Delaware corporation (the "Guarantor")

        2.7   The lease will provide for AEI to give Lessee the first right to purchase the Parcel at such time as AEI decides to market said Parcel.

        2.8   Lessee shall pay for all expenses incident to the closing of each transaction contemplated hereunder, including AEI’s attorney’s fees (to a cap of $7,500, barring Lessee default) incurred in connection with said closing. Such costs may be included, at Lessee’s option, as a project cost to be funded by AEI at said closing.

        2.9   The lease will require the delivery to AEI of complete annual audited financial statements of the Lessee within 90 days of the end of each fiscal year. In addition, Lessee shall provide AEI with unaudited quarterly financial statements within 45 days of the end of each fiscal quarterly period. The quarterly financial statements will be in a form consistent with that filed with the Securities and Exchange Commission. AEI, from time to time, shall have the right to reasonably request per store financial operating statements.

ARTICLE III.     Closing Date.

        Lessee shall provide AEI not less than sixty (60) days notice prior to: (a) its intended date to close on the development financing, or (b) in the event AEI does not provide the development financing for the Parcel, the anticipated closing date of the sale of the Parcel to AEI and leaseback by Lessee (the “Closing Date”). It is contemplated that the Closing Date shall be as close as is reasonably practical to the opening of business in the restaurant developed on the Parcel.

ARTICLE IV.     Contingency.

        The issuance of a development financing or purchase commitment for any Parcel is subject to AEI’s review and approval of the financial statements of Lessee, as Lessee, and any guarantors of the Lease, and all due diligence required by Article 1.2 and Article 1.3 hereof.

ARTICLE V.     Notice.

        All notices provided for herein shall be in writing and shall be deemed to have been given when delivered personally, or by registered or certified mail, or nationally recognized overnight carrier, return receipt requested, postage prepared, addressed as follows:

If to Lessee, at:	Champps Operating Corporation. 10375 Park Meadows Drive, Suite 560 Littleton, CO 80124-6791 Attention: William Baumhauer
If to AEI, at:	AEI Fund Management, Inc. 1300 Wells Fargo Place 30 East Seventh Street St. Paul, Minnesota 55101 Attention: Robert P. Johnson
And AEI Fund Management, Inc. 1300 Wells Fargo Place 30 East Seventh Street St. Paul, Minnesota 55101 Attention: George J. Rerat

or addressed to any such party at such address as such party shall hereinafter furnish by notice to the other parties.

ARTICLE VI.     Miscellaneous.

        6.1     This Agreement shall be construed according to the laws of the State of Minnesota and the parties agree to be governed by the jurisdiction of, and consent to venue of any action to enforce this agreement in, the State of Minnesota.

        6.2     AEI shall have the right, at any time, to assign its interest herein with respect to this entire Agreement or any individual Parcel, in whole or in part, to any affiliated entity. or entities of AEI.

        6.3     In the event it becomes necessary for either party to bring suit to enforce the terms or conditions hereof, the prevailing party shall have the right to recover reasonable attorney’s fees and costs from the other party.

        6.4     This Agreement shall expire upon the earlier of AEI’s issuance of the development financing or purchase commitment that in sum totals $50,000,000 in financing from the date hereof as contemplated under this Agreement, or twenty-four (24) months from the date hereof.

        6.5     It is the intention of both the Lessee and AEI that the documents will be in substantially the same form as most recently agreed upon between the parties for transactions previously completed, except for the terms and conditions outlined herein. In the event Lessee and AEI do not reach mutual agreement on the documents contemplated to be executed by either party on the first transaction contemplated hereunder, this Agreement may be terminated at the option of either party. Lessee shall in such event reimburse AEI for its out-of-pocket expenses incurred thereunder, including, but not limited to, attorney’s fees. Lessee shall bear its own out-of-pocket costs connected with the proposed transaction. For all transactions after the first transaction, Lessee may object to any material and substantial changes made to the documents utilized by the parties for the immediately prior transaction, it being understood that AEI shall not make any changes other than conforming changes to reflect the different Parcel and matters of local law and practice.

        6.6     This Agreement is null and void unless executed and returned to AEI by November 30, 2004.

        6.7     This Agreement supercedes all other prior agreements and any amendments thereto made between the parties herein for the purpose of multi-site financing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first written above.

LESSOR: AEI FUND MANAGEMENT, INC.

By:  /s/ Robert P. Johnson     Dated: November 19, 2004
Robert P. Johnson, President

LESSEE: CHAMPPS OPERATING CORPORATION

By:  /s/ Frederick J. Dreibholz     Dated: November 17, 2004
Printed:   Frederick J. Dreibholz
Title:   Chief Financial Officer

GUARANTOR: CHAMPPS ENTERTAINMENT, INC.

By:  /s/ Frederick J. Dreibholz     Dated: November 17, 2004
Printed:   Frederick J. Dreibholz
Title:   Chief Financial Officer

EXHIBIT “A”

Items that may be included in total project costs.

1.	Land or Site Acquisition Costs in an amount equal to Seller’s or Lessee’s actual acquisition cost from unaffiliated parties.

2.	Demolition and Site Preparation Costs.

3.	Architectural and Engineering Fees paid to non-affiliates.

4.	Outside Labor for construction of the improvements on the Parcel.

5.	Materials.

6.	Soil Report and Environmental Report.

7.	Surveying Costs paid to non-affiliates.

8.	Building permits, use permits and other governmental charges.

9.	Contractor Fees to non-affiliates.

10.	Builders’ Risk Insurance and Public Liability Insurance Premiums during the construction period.

11.	Utility Charges during construction.

12.	Construction Interest.

13.	Title Insurance Fees and Charges.

14.	Recording Fees and Registration or Conveyancing Taxes, Fees, or Charges.

15.	Any fees or costs incurred by AEI in qualifying to hold title in the state where the Parcel is located.

16.	Appraisal Fees paid to non-affiliates.

17.	Attorneys’ Fees of Lessee.

18.	Attorneys’ Fees of AEI.

19.	AEI Inspection fees.

20.	AEI Commitment Fees, at AEI’s election.

21.	Landscaping costs.

22.	Up to 9% for attached personal property.

23.	Other, as approved by AEI.